NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SALE OF INVESTMENT

NEW YORK, NEW YORK (June 1, 2005) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) reported the sale of the stock of Shemin Acquisition Corporation (“Shemin Acquisition”), a private company in which Griffin held a minority common stock interest and which operated irrigation supply and landscape nursery distribution businesses through subsidiaries. In connection with this transaction, each stockholder redeemed a portion of its common stock in Shemin Acquisition for a percentage interest in Shemin Nurseries, Inc. equivalent to its percentage interest in the common stock of Shemin Acquisition and sold for cash the balance of its common stock in Shemin Acquisition. Griffin’s proportionate share of the cash proceeds was approximately $5.9 million, subject to adjustment based upon Shemin Acquisition’s closing balance sheet. This transaction, which will be reported in Griffin’s 2005 third quarter results of operations, will result in a gain.

Griffin operates landscape nursery and real estate businesses. Griffin’s real estate division, Griffin Land, builds, leases and manages commercial and industrial properties and develops residential subdivisions on its land in Connecticut and Massachusetts. Imperial Nurseries, Inc., Griffin’s subsidiary in the landscape nursery business, is a grower of containerized landscape nursery stock that is sold principally to garden centers, mass merchandisers, home centers, wholesalers and landscape contractors.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.